UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 9, 2014
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;     Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)     On January 9, 2014, Chet Helck, Executive Vice President of Raymond James Financial, Inc. (the “Company”) and Chief Executive Officer of its Global Private Client Group, announced that he was going to retire and would not stand for re-election to the Board of Directors at the Annual Shareholders Meeting to be held on February 20, 2014. Mr. Helck intends to resign as an executive officer of the Company, effective February 21, 2014. He will remain an employee until September 30, 2014 (the “Retirement Date”), and is expected to serve as a senior advisor during such period. Mr. Helck will be paid a salary at the annual rate of $335,000 through the Retirement Date and will receive a bonus of $2,400,000 for fiscal 2014, of which $2,000,000 will be paid in cash, with the balance in restricted stock units that will vest on the third anniversary of the grant. Prior to the Retirement Date, Mr. Helck will be eligible to participate in the Company’s various benefit and welfare plans available to senior executives. Following the Retirement Date, he will be subject to non-competition, non-solicitation and non-disclosure restrictive covenants, as follows: (i) for a period of two years following the Retirement Date, Mr. Helck will be prohibited from competing with the Company and from soliciting customers or employees of the Company, and (ii) for an unlimited period following the Retirement Date, Mr. Helck will be prohibited from disclosing confidential information of the Company.

On January 9, 2014, the Company issued a press release with respect to the above matters. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.

99.1 Press Release, dated January 9, 2014, issued by the registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date:	January 10, 2014	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance,
Chief Financial Officer and Treasurer